PIMCO INCOME STRATEGY FUND

(the “Fund”)

Supplement dated August 20, 2024 to the

Fund’s Prospectus Supplement and Prospectus, each dated February 13, 2024,

as supplemented from time to time

(respectively, the “Prospectus Supplement” and the “Prospectus”)

On August 15, 2024, the Fund’s Board of Trustees (the “Board”) approved the addition of a non-fundamental investment guideline for the Fund to invest at least 50% of the Fund’s total assets in corporate securities.

Accordingly, effective September 20, 2024, the following sentence is added before (i) the first sentence of the third paragraph of the “Portfolio Contents” section on the cover pages of the Prospectus; (ii) the first sentence of the fourth paragraph of the “Prospectus Summary—Portfolio Contents” section of the Prospectus; and (iii) the first sentence of the fourth paragraph of the “Portfolio Contents” section of the Prospectus:

The Fund normally invests at least 50% of its total assets in corporate debt obligations and other corporate securities, including fixed-, variable- and floating-rate bonds, debentures, notes and other similar types of corporate debt instruments, such as preferred shares, convertible securities, bank loans and loan participations and assignments, payment-in-kind securities, step-ups, zero-coupon bonds, bank capital securities, bank certificates of deposit, fixed time deposits and bankers’ acceptances, stressed debt securities, structured notes and other hybrid instruments, common stocks and other equity securities.

Investors Should Retain This Supplement for Future Reference

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